Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033
For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation Reports Second-Quarter 2023 Earnings

•Announces 2023 second-quarter reported earnings (GAAP) per share of $0.15.
•Achieves 2023 second-quarter ongoing earnings per share of $0.29 vs. $0.30 in 2022.
•Reaffirms 2023 ongoing earnings forecast of $1.50 to $1.65 per share, with a midpoint of $1.58.
•Reaffirms projected annual earnings per share and dividend growth of 6% to 8% through at least 2026.

ALLENTOWN, Pa. (Aug. 4, 2023) - PPL Corporation (NYSE: PPL) today announced second-quarter 2023 reported earnings (GAAP) of $112 million, or $0.15 per share, compared with second-quarter 2022 reported earnings of $119 million, or $0.16 per share.
PPL reported earnings of $397 million, or $0.54 per share, for the first six months of 2023, compared with the reported earnings of $392 million, or $0.53 per share, for the first six months of 2022.
Adjusting for special items, second-quarter 2023 earnings from ongoing operations (non-GAAP) were $215 million, or $0.29 per share, compared with $222 million, or $0.30 per share, a year ago.
Earnings from ongoing operations for the first six months of 2023 were $567 million, or $0.77 per share, compared with $527 million, or $0.71 per share, for the first six months of 2022.
Special items in the second quarters of 2023 and 2022 primarily included integration and related expenses associated with the acquisition of Rhode Island Energy.
“While mild weather and increased storm activity in our service territories have impacted year-to-date financial results, we remain confident in our ability to deliver on our 2023 ongoing earnings forecast as we expect to offset these impacts through several areas,” said PPL Corporation President and Chief Executive Officer Vincent Sorgi. “This includes higher distribution rider revenues in Pennsylvania, better than expected execution of our Rhode Island Energy integration, lower interest costs due to our convertible issuance earlier this year, and additional savings through effective O&M management.”
PPL today reaffirmed its 2023 ongoing earnings forecast range of $1.50 to $1.65 per share, with a midpoint of $1.58 per share.
In addition, the company said it remains well-positioned to deliver top-tier earnings per share and dividend growth of 6% to 8% a year through at least 2026 without the need for equity issuances and while maintaining one of the sector’s strongest credit profiles.
“Our teams across PPL remain focused on delivering safe, reliable and affordable energy as we execute our strategy to create utilities of the future. We’re solidly on track to achieve our targeted O&M savings of $50 to $60 million in 2023 and continue to project at least $175 million in annual operation and maintenance savings by 2026,” said Sorgi.

“In addition, we’re on pace to invest nearly $2.5 billion in infrastructure this year and $12 billion through 2026 to strengthen the energy grid, improve reliability as extreme weather threats increase, and advance a cleaner energy mix without compromising on affordability.”

Second-Quarter 2023 Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). “Earnings from ongoing operations” is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings (net income) to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	2nd Quarter			Year to Date
	2023	2022	Change	2023	2022	Change
Reported earnings	$112	$119	(6)%	$397	$392	1%
Reported earnings per share	$0.15	$0.16	(6)%	$0.54	$0.53	2%

	2nd Quarter			Year to Date
	2023	2022	Change	2023	2022	Change
Earnings from ongoing operations	$215	$222	(3)%	$567	$527	8%
Earnings from ongoing operations per share	$0.29	$0.30	(3)%	$0.77	$0.71	8%

Second-Quarter 2023 Earnings by Segment(1)

	2nd Quarter		Year to Date
Per share	2023	2022	2023	2022
Reported earnings
Kentucky Regulated	$0.12	$0.16	$0.35	$0.41
Pennsylvania Regulated	0.15	0.17	0.33	0.36
Rhode Island Regulated	0.01	(0.04)	0.09	(0.04)
Corporate and Other	(0.13)	(0.13)	(0.23)	(0.20)
Total	$0.15	$0.16	$0.54	$0.53

	2nd Quarter		Year to Date
	2023	2022	2023	2022
Special items (expense) benefit
Kentucky Regulated	$(0.01)	$—	$(0.01)	$(0.01)
Pennsylvania Regulated	(0.01)	—	(0.01)	—
Rhode Island Regulated	(0.02)	(0.05)	(0.04)	(0.05)
Corporate and Other	(0.10)	(0.09)	(0.17)	(0.12)
Total	$(0.14)	$(0.14)	$(0.23)	$(0.18)

	2nd Quarter		Year to Date
	2023	2022	2023	2022
Earnings from ongoing operations
Kentucky Regulated	$0.13	$0.16	$0.36	$0.42
Pennsylvania Regulated	0.16	0.17	0.34	0.36
Rhode Island Regulated	0.03	0.01	0.13	0.01
Corporate and Other	(0.03)	(0.04)	(0.06)	(0.08)
Total	$0.29	$0.30	$0.77	$0.71

(1) Kentucky holding company costs for intercompany financing activity are now presented in Corporate and Other beginning on Jan. 1, 2023. Prior periods have been adjusted to reflect this change.

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL’s reported earnings in the second quarter of 2023 included net special-item after-tax charges of $103 million or $0.14 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy. Reported earnings in the second quarter of 2022 included net special-item after-tax charges of $103 million, or $0.14 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy.
Reported earnings in the first six months of 2023 included net special-item after-tax charges of $170 million, or $0.23 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy. Reported earnings in the first six months of 2022 included net special-item after-tax charges of $135 million, or $0.18 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in the second quarter of 2023 decreased by $0.04 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2023 decreased by $0.03 per share compared with a year ago. Factors driving earnings results primarily included lower sales volumes primarily due to mild weather and higher interest expense, partially offset by lower operation and maintenance expense.
Reported earnings and earnings from ongoing operations in the first six months of 2023 decreased by $0.06 per share compared with a year ago. Factors driving earnings results primarily included lower sales volumes primarily due to mild weather and higher interest expense, partially offset by lower operation and maintenance expense.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings for the second quarter of 2023 decreased by $0.02 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2023 decreased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included lower sales volumes and higher interest expense, partially offset by distribution regulatory rider recovery and increased transmission revenue.
Reported earnings for the first six months of 2023 decreased by $0.03 per share compared with a year ago. Earnings from ongoing operations in the first six months of 2023 decreased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included lower sales volumes and higher interest expense, partially offset by distribution regulatory rider recovery and increased transmission revenue.

Rhode Island Regulated Segment
PPL’s Rhode Island Regulated segment consists of the regulated electricity and natural gas operations of Rhode Island Energy, which was acquired on May 25, 2022.
Reported earnings for the second quarter of 2023 increased by $0.05 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2023 increased by $0.02 per share compared with a year ago.
Reported earnings for the first six months of 2023 increased by $0.13 compared with a year ago. Earnings from ongoing operations in the first six months of 2023 increased by $0.12 compared with a year ago.
The above year-over-year increases reflect PPL’s ownership of Rhode Island Energy for the full second quarter and six months, respectively, in 2023.

Corporate and Other
PPL’s Corporate and Other category primarily includes financing costs incurred at the corporate level, certain non-recoverable costs resulting from commitments made to the Rhode Island Division of Public Utilities and Carriers and the Rhode Island Attorney General’s Office in conjunction with the acquisition of Rhode Island Energy, and certain other unallocated costs.
Reported earnings in the second quarter of 2023 were even compared with a year ago. Earnings from ongoing operations in the second quarter of 2023 increased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included lower operation and maintenance expense and other factors, partially offset by higher interest expense.

Reported earnings in the first six months of 2023 decreased by $0.03 per share compared with a year ago. Earnings from ongoing operations in the first six months of 2023 increased by $0.02 per share from a year ago. Factors driving earnings results primarily included lower operation and maintenance expense and other factors, partially offset by higher interest expense.

2023 Earnings Forecast

PPL’s 2023 earnings from ongoing operations forecast range is $1.50 to $1.65 per share, with a midpoint of $1.58 per share.
Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations. PPL management is not able to forecast whether any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.
See the table at the end of this news release for a complete reconciliation of the earnings forecast.

About PPL
PPL Corporation (NYSE: PPL), headquartered in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 3.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about second-quarter 2023 financial results at 11 a.m. Eastern time on
Friday, Aug. 4. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-844-512-2926. International participants should call 1-412-317-6300. Participants will need to enter the following “Elite Entry” number to join the conference: 9211345. Callers can access the webcast link at www.pplweb.com/investors under “Events.”
# # #

Management utilizes “Earnings from Ongoing Operations” or “Ongoing Earnings” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Significant losses on early extinguishment of debt.
•Other charges or credits that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: asset or business acquisitions and dispositions; pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; volatility in or the impact of other changes in financial markets, commodity prices and economic conditions, including inflation; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION(1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	June 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$326	$356
Accounts receivable	1,049	1,046
Unbilled revenues	322	552
Fuel, materials and supplies	474	443
Regulatory assets	331	258
Other current assets	223	169
Property, Plant and Equipment
Regulated utility plant	37,743	36,961
Less: Accumulated depreciation - regulated utility plant	8,771	8,352
Regulated utility plant, net	28,972	28,609
Non-regulated property, plant and equipment	68	92
Less: Accumulated depreciation - non-regulated property, plant and equipment	22	46
Non-regulated property, plant and equipment, net	46	46
Construction work in progress	1,744	1,583
Property, Plant and Equipment, net	30,762	30,238
Noncurrent regulatory assets	1,826	1,819
Goodwill and other intangibles	2,556	2,561
Other noncurrent assets	427	395
Total Assets	$38,296	$37,837

Liabilities and Equity
Short-term debt	$243	$985
Long-term debt due within one year	91	354
Accounts payable	975	1,201
Other current liabilities	1,196	1,249
Long-term debt	14,481	12,889
Deferred income taxes and investment tax credits	3,253	3,124
Accrued pension obligations	192	206
Asset retirement obligations	128	138
Noncurrent regulatory liabilities	3,421	3,412
Other deferred credits and noncurrent liabilities	357	361
Common stock and additional paid-in capital	12,324	12,325
Treasury stock	(949)	(967)
Earnings reinvested	2,721	2,681
Accumulated other comprehensive loss	(137)	(124)
Noncontrolling interests	—	3
Total Liabilities and Equity	$38,296	$37,837

(1)    The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating Revenues	$1,823	$1,696	$4,238	$3,478

Operating Expenses
Operation
Fuel	167	229	368	441
Energy purchases	340	305	1,074	657
Other operation and maintenance	609	560	1,168	993
Depreciation	313	289	626	560
Taxes, other than income	89	70	199	130
Total Operating Expenses	1,518	1,453	3,435	2,781

Operating Income	305	243	803	697

Other Income (Expense) - net	5	26	35	26

Interest Expense	165	118	329	225

Income Before Income Taxes	145	151	509	498

Income Taxes	33	32	112	106

Net Income	$112	$119	$397	$392

Earnings Per Share of Common Stock:
Basic and Diluted
Net Income Available to PPL Common Shareowners	$0.15	$0.16	$0.54	$0.53

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	737,075	735,977	736,953	735,741
Diluted	738,177	736,769	737,938	736,478

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities
Net income	$397	$392
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	626	560
Amortization	39	15
Defined benefit plans - (income) expense	(36)	(8)
Deferred income taxes and investment tax credits	107	56
Other	25	45
Change in current assets and current liabilities
Accounts receivable	(1)	(47)
Accounts payable	(209)	166
Unbilled revenues	233	22
Fuel, materials and supplies	(30)	23
Prepayments	(90)	(69)
Taxes payable	(31)	(41)
Regulatory assets and liabilities, net	(57)	(211)
Accrued interest	44	1
Other	(50)	97
Other operating activities
Defined benefit plans - funding	(7)	(7)
Other	(118)	(15)
Net cash provided by operating activities	842	979

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,090)	(1,009)
Acquisition of Narragansett Electric, net of cash acquired	—	(3,674)
Other investing activities	(6)	—
Net cash used in investing activities	(1,096)	(4,683)

Cash Flows from Financing Activities
Issuance of long-term debt	3,127	—
Retirement of long-term debt	(1,763)	—
Payment of common stock dividends	(348)	(453)
Net increase (decrease) in short-term debt	(742)	919
Other financing activities	(50)	3
Net cash provided by financing activities	224	469

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(30)	(3,235)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	357	3,572
Cash, Cash Equivalents and Restricted Cash at End of Period	$327	$337

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at June 30,	$231	$195

Operating - Electricity Sales (Unaudited)(1)

	Three Months Ended June 30,			Six Months Ended June 30,
			Percent			Percent
(GWh)	2023	2022	Change	2023	2022	Change

PA Regulated Segment
Retail Delivered(2)	8,089	8,538	(5.3)%	17,531	18,695	(6.2)%

KY Regulated Segment
Retail Delivered	6,620	7,150	(7.4)%	13,596	14,779	(8.0)%
Wholesale(3)	95	304	(68.8)%	204	500	(59.2)%
Total	6,715	7,454	(9.9)%	13,800	15,279	(9.7)%

Total	14,804	15,992	(7.4)%	31,331	33,974	(7.8)%

(1) Excludes Rhode Island Energy’s electricity sales as revenues are decoupled from volumes delivered.
(2) Adjusted 2022 sales volumes to account for a correction to a customer account.
(3) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2023	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$91	$110	$10	$(99)	$112
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of $1	—	—	—	(2)	(2)
Strategic corporate initiatives, net of tax of $1(2)	—	—	—	(3)	(3)
Acquisition integration, net of tax of $3, $15(3)	—	—	(13)	(60)	(73)
PPL Electric billing issue, net of tax of $2(4)	—	(7)	—	—	(7)
FERC transmission credit refund, net of tax of $2(5)	(5)	—	—	—	(5)
Other non-recurring charges, net of tax of $0(6)	—	—	—	(13)	(13)
Total Special Items	(5)	(7)	(13)	(78)	(103)
Earnings from Ongoing Operations	$96	$117	$23	$(21)	$215

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.12	$0.15	$0.01	$(0.13)	$0.15
Less: Special Items (expense) benefit:
Acquisition integration(3)	—	—	(0.02)	(0.08)	(0.10)
PPL Electric billing issue(4)	—	(0.01)	—	—	(0.01)
FERC transmission credit refund(5)	(0.01)	—	—	—	(0.01)
Other non-recurring charges(6)	—	—	—	(0.02)	(0.02)
Total Special Items	(0.01)	(0.01)	(0.02)	(0.10)	(0.14)
Earnings from Ongoing Operations	$0.13	$0.16	$0.03	$(0.03)	$0.29

(1) Reported Earnings represents Net Income.
(2) Represents costs related to PPL’s corporate centralization and other strategic efforts.
(3) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Certain costs related to billing issues.
(5) Prior period impact related to a FERC refund order.
(6) Certain expenses related to distributed energy investments.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2023	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$257	$248	$64	$(172)	$397
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of $1	—	—	—	(3)	(3)
Strategic corporate initiatives, net of tax of $0, $1(2)	(1)	—	—	(4)	(5)
Acquisition integration, net of tax of $8, $27(3)	—	—	(30)	(104)	(134)
PA tax rate change	—	1	—	—	1
Sale of Safari Holdings, net of tax of $2(4)	—	—	—	(4)	(4)
PPL Electric billing issue, net of tax of $2(5)	—	(7)	—	—	(7)
FERC transmission credit refund, net of tax of $2(6)	(5)	—	—	—	(5)
Other non-recurring charges, net of tax of $0(7)	—	—	—	(13)	(13)
Total Special Items	(6)	(6)	(30)	(128)	(170)
Earnings from Ongoing Operations	$263	$254	$94	$(44)	$567

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.35	$0.33	$0.09	$(0.23)	$0.54
Less: Special Items (expense) benefit:
Acquisition integration(3)	—	—	(0.04)	(0.14)	(0.18)
Sale of Safari Holdings(4)	—	—	—	(0.01)	(0.01)
PPL Electric billing issue(5)	—	(0.01)	—	—	(0.01)
FERC transmission credit refund(6)	(0.01)	—	—	—	(0.01)
Other non-recurring charges(7)	—	—	—	(0.02)	(0.02)
Total Special Items	(0.01)	(0.01)	(0.04)	(0.17)	(0.23)
Earnings from Ongoing Operations	$0.36	$0.34	$0.13	$(0.06)	$0.77

(1) Reported Earnings represents Net Income.
(2) Represents costs related to PPL’s corporate centralization and other strategic efforts.
(3) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Final closing adjustments related to the sale of Safari Holdings.
(5) Certain costs related to billing issues.
(6) Prior period impact related to a FERC refund order.
(7) Certain expenses related to distributed energy investments.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2022	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$112	$124	$(29)	$(88)	$119
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of ($2)	—	—	—	9	9
Strategic corporate initiatives, net of tax of $1, $3(2)	(2)	—	—	(11)	(13)
Acquisition integration, net of tax of $10, $16(3)	—	—	(38)	(61)	(99)
Total Special Items	(2)	—	(38)	(63)	(103)
Earnings from Ongoing Operations	$114	$124	$9	$(25)	$222

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.16	$0.17	$(0.04)	$(0.13)	$0.16
Less: Special Items (expense) benefit:
Talen litigation costs	—	—	—	0.01	0.01
Strategic corporate initiatives(2)	—	—	—	(0.02)	(0.02)
Acquisition integration(3)	—	—	(0.05)	(0.08)	(0.13)
Total Special Items	—	—	(0.05)	(0.09)	(0.14)
Earnings from Ongoing Operations	$0.16	$0.17	$0.01	$(0.04)	$0.30

(1) Reported Earnings represents Net Income.
(2) Represents costs primarily related to the acquisition of Rhode Island Energy and PPL’s corporate centralization efforts.
(3) Primarily includes integration and related costs associated with the acquisition of Rhode Island Energy, along with costs for certain commitments made during the acquisition process.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2022	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$301	$267	$(29)	$(147)	$392
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of ($1)	—	—	—	5	5
Strategic corporate initiatives, net of tax of $2, $4(2)	(6)	—	—	(15)	(21)
Acquisition integration, net of tax of $10, $22(3)	—	—	(38)	(82)	(120)
Solar panel impairment, net of tax of $0	—	—	—	1	1
Total Special Items	(6)	—	(38)	(91)	(135)
Earnings from Ongoing Operations	$307	$267	$9	$(56)	$527

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.41	$0.36	$(0.04)	$(0.20)	$0.53
Less: Special Items (expense) benefit:
Talen litigation costs	—	—	—	0.01	0.01
Strategic corporate initiatives(2)	(0.01)	—	—	(0.02)	(0.03)
Acquisition integration(3)	—	—	(0.05)	(0.11)	(0.16)
Total Special Items	(0.01)	—	(0.05)	(0.12)	(0.18)
Earnings from Ongoing Operations	$0.42	$0.36	$0.01	$(0.08)	$0.71

(1) Reported Earnings represents Net Income.
(2) Represents costs primarily related to the acquisition of Rhode Island Energy and PPL’s corporate centralization efforts.
(3) Primarily includes integration and related costs associated with the acquisition of Rhode Island Energy, along with costs for certain commitments made during the acquisition process.

Reconciliation of PPL's Earnings Forecast
After-Tax (Unaudited)
(per share - diluted)

	2023 Forecast Range
	Midpoint	High	Low
Estimate of Reported Earnings	$1.35	$1.42	$1.27
Less: Special Items (expense) benefit:(1)
Acquisition integration(2)	(0.18)	(0.18)	(0.18)
Sale of Safari Holdings(3)	(0.01)	(0.01)	(0.01)
PPL Electric billing issue(4)	(0.01)	(0.01)	(0.01)
FERC transmission credit refund(5)	(0.01)	(0.01)	(0.01)
Other non-recurring charges(6)	(0.02)	(0.02)	(0.02)
Total Special Items	(0.23)	(0.23)	(0.23)
Forecast of Earnings from Ongoing Operations	$1.58	$1.65	$1.50

(1) Reflects only special items recorded through June 30, 2023. PPL is not able to forecast special items for future periods.
(2) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(3) Final closing adjustments related to the sale of Safari Holdings.
(4) Certain costs related to billing issues.
(5) Prior period impact related to a FERC refund order.
(6) Certain expenses related to distributed energy investments.